Exhibit 4.20


          THIS AMENDMENT TO TERM LOAN AGREEMENT, made this 25th day of July 1994 by and between PULASKI FURNITURE CORPORATION (hereinafter called the "Borrower"); and WACHOVIA BANK OF NORTH CAROLINA, N.A. (hereinafter called the "Bank");

                                  WITNESSETH:

          WHEREAS, the Borrower and the Bank entered into a Term Loan Agreement dated the 10th day of December, 1993 (hereinafter called the "Term Loan Agreement"); and

          WHEREAS, the Borrower and the Bank now mutually desire to affect certain amendments to the Term Loan Agreement:

          NOW, THEREFORE, in consideration of the premises and the mutual covenants herein and in the Term Loan Agreement contained, the parties agree as follows:

          1. Paragraph 2 of the Term Loan Agreement which paragraph begins on page one thereof, is hereby amended and restated to read as follows:

          The Borrower has requested the Bank to make a term loan to the Borrower in the principal amount of up to $13,000,000.00 and the Bank is willing to extend such term loans on the terms and conditions herein after set forth.

          2. Section 2.01 of the Term Loan Agreement, which paragraph begins on page 13 thereof, is hereby amended and restated to read as follows:

          SECTION 2.01. Agreement to Lend. The Bank agrees, on the terms and conditions set forth herein, to make from time to time during the Drawdown Period Advances (collectively, the "Loan") to the Borrower up to but not exceeding the agreement principal amount of Thirteen Million and No/100 Dollars ($13,000,000.00) (the "Commitment"). Each advance shall be in an aggregate principal amount of $500,000.00 or any larger multiple of $100,000.00 (except that any advance may be in the aggregate amount of the Unused Commitment). No more than three (3) Advances may be requested by the Borrower during an Interest Period when the Loan is a Eurodollar Loan. The Advances shall be evidenced by a note of the Borrower in the principal amount equal to Thirteen Million and No/100 Dollars ($13,000,000.00) to the order of the Bank (the "Note"). The Note shall be substantially in the form annexed hereto as Exhibit "A" dated the Closing Date. The loan shall bear interest and shall be repaid as set forth in the Note and this Agreement.

          3. Except as herein amended, the terms and provisions of the Term Loan Agreement shall be and remain in full force in effect.

          IN WITNESSETH WHEREOF, the parties hereto have caused this amendment to Term Loan Agreement to be executed as of the year and day first above written.

ATTEST:                                    BORROWER:

                                           PULASKI FURNITURE CORPORATION

By: /s/ James Gibbs                        By:    /s/John G. Wampler
        James Gibbs                                  John G. Wampler
        Treasurer                                    President


                                           BANK:
                                           WACHOVIA BANK OF NORTH CAROLINA, N.A.


                                           By:     /s/John J. Carlin
                                                      John J. Carlin
                                                      AVP